CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Bacterin International Holdings, Inc.

We hereby consent to the use of our report dated June 18, 2010, with respect to the financial statements of Bacterin International, Inc. for the years ended December 31, 2009 and 2008, contained in the Registration Statement of Bacterin International Holdings, Inc. on Form S-1 (File No. 333-169620) originally filed with the Securities and Exchange Commission on September 28, 2010, as amended, and incorporated by reference in this Registration Statement on Form S-8 to be filed on or about March 15, 2011 (the “S-8”).  We also consent to the use of our name and the reference to us in the Experts section of such S-8.

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
March 15, 2011